Exhibit 99.1

FOR IMMEDIATE RELEASE

B&G Foods, Inc. Completes Purchase of Ortega® Brand

Parsippany, N.J., August 21, 2003 - B&G Foods, Inc., a leading manufacturer and distributor of high-quality, shelf-stable food products, today announced that it has completed the purchase of the Ortega brand from Nestlé Prepared Foods Company, part of Nestlé USA. Ortega, one of the most popular Mexican food brands in the U.S., has a strong market position across the country in Salsas, Peppers, Taco Sauce, Taco Kits, Mexican Spices and Taco Shells.

"Ortega is a great addition to B&G's growing portfolio of high-quality brands," said David L. Wenner, Chief Executive Officer of B&G Foods. "Acquisitions are an important part of B&G's strategy and Ortega met all of our criteria: it's a recognized niche or specialty brand, offers high-quality products, enjoys high margins and provides the ability to leverage our existing capabilities in marketing and distribution. Just as important, there are substantial opportunities to further enhance and expand the Ortega brand."

Mr. Wenner continued, "Over the past six years, B&G has completed six major transactions that have created a company that is a platform for growth with a truly powerful collection of brands - many of which have been embraced by generations of consumers. As a company, our focus is on further enhancing these brands by applying our proven marketing and sales know-how, introducing new products and expanding them into additional distribution, plus looking for further acquisitions."

Lehman Brothers Inc. acted as B&G's financial adviser. Dechert LLP served as legal adviser. The transaction was sponsored by Bruckmann, Rosser, Sherrill & Co., L.L.C., a leading private equity firm that holds a majority interest in B&G.

About B&G Foods, Inc.

B&G Foods, Inc. and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable food products across the U.S., Canada and Puerto Rico. The company's products include Mexican-style sauces, pickles and peppers, hot sauces, wine vinegar, maple syrup, molasses, fruit spreads, pasta sauces, beans, spices, salad dressings, marinades and now taco kits, salsas and taco shells. B&G competes in the retail grocery, food service, specialty store, private label, club, mass merchandise and drug channels of trade. Based in Parsippany, N.J, the company's products are marketed under many strong recognized brands: Ac'cent, B&G, B&M, Brer Rabbit, Emeril's, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Polaner, Red Devil, Regina, San Del, Ac'cent Sa-Son, Trappey's, Underwood, Up Country Organics, Vermont Maid, Wright's and now Ortega.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Contacts:	Al J. Soricelli	Jeffrey Zack
	B&G Foods, Inc.	Financial Dynamics
	973-401-6500	212-850-5600

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